POST-EMPLOYMENT
<u>CONSULTING AGREEMENT</u>

THIS AGREEMENT made effective as of the 16th day of January, 2013 (the "Effective Date"), by and between **Peoples Bank SB** and its subsidiaries (hereinafter referred to as "Peoples," which term shall for all purposes include its subsidiaries and each of their successors and assigns) and the undersigned Consultant, **Joel Gorelick** (the "Consultant").

<u>WITNESSETH</u>:

WHEREAS, Peoples is engaged in the depository, lending and financial services businesses (collectively the "Business"); and

WHEREAS, Consultant has expertise, experience and capability in the Business, including having served as a director and executive officer of Peoples; and

WHEREAS, Peoples wishes to retain the services of the Consultant, and the Consultant wishes to perform services for Peoples, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration are mutually acknowledged by the parties, it is hereby agreed as follows:

1. **<u>Recitals.</u>** The recitals hereinbefore set forth constitute an integral part of this Agreement, evidencing the intent of the parties in executing this Agreement and describing the circumstances of its execution. Said recitals are by express reference made a part of the covenants hereof, and this Agreement shall be construed in the light thereof.

2. **<u>Engagement of Consultant.</u>** Peoples engages the Consultant to provide services, as specified in Section 4 below, to Peoples, and the Consultant hereby agrees to provide these services in accordance with the terms and conditions set forth in this Agreement.

3. **<u>Term.</u>** This Agreement shall commence on the Effective Date and shall expire on the day prior to the fifth anniversary of the Effective Date, unless earlier terminated by agreement of the parties. Upon termination of this Agreement, neither party shall have any further obligations hereunder, except that Peoples shall be obligated to pay to Consultant any compensation earned or expenses to be reimbursed under Sections 5 and 6 below, and Consultant's obligations described in Section 8 and Peoples' remedies under Section 9 (for breaches under Section 8) shall continue notwithstanding the termination of this Agreement.

4. **<u>Duties of Consultant.</u>** The Consultant shall be employed as a part-time exempt employee and shall assist Peoples for a period of five (5) years after the Effective Date at such times and in such manner as Peoples' Chairman and Chief Executive Officer shall reasonably request; provided, however, that (i) during the term of this Agreement, Consultant shall not

work, nor be required to work, 1000 or more hours per calendar year, and (ii) Consultant shall, upon reasonable advance notice, be required to travel from time to time. Except as otherwise provided herein, Consultant shall be subject to the terms and conditions of Peoples' employee handbook and policies as in effect from time to time.

5. **Compensation.** As compensation for his services and the restrictive covenants contained herein, Consultant shall be paid an annual base salary of $120,000.00, reduced by any director's fees that he may receive from time to time and increased by any additional compensation paid to Consultant pursuant to any incentive compensation agreement entered into between Peoples and Consultant from time to time (the "Incentive Compensation Agreement"). All compensation shall be payable, subject to applicable withholdings, in accordance with the then current payment policies of Peoples.

6. **Assistance/Expenses.** Peoples agrees to provide or to cause to be provided to Consultant an office and such other assistance as Peoples determines to be required for Consultant to discharge any responsibilities assigned pursuant to Section 4. Peoples shall pay or reimburse the Consultant for the reasonable and appropriate out-of-pocket expenses incurred by him in connection with the performance or services under this Agreement in accordance with the employee reimbursement policy of Peoples. Consultant must provide proper documentation to Peoples for all such expenses.

7. **Fringe Benefits.** In addition to Consultant's compensation as provided in Section 5 hereof, Consultant shall also be entitled to receive during the term of this Agreement:

(a) use of the corporate car currently provided to Consultant by Peoples; provided, however, Consultant shall be responsible for maintenance expenses not required to maintain the car's existing warranty, which required warranty expenses shall be the responsibility of Peoples. When the car currently in use by Consultant reaches 50,000 miles, Consultant shall be entitled to trade such car in for a new car pursuant to Peoples' corporate car program then in effect so long as Consultant exercises such trade in option no later than the first anniversary of the Effective Date. Such new car shall be subject to the same terms and conditions for maintenance expenses as the current car. At the termination of this Agreement, Peoples shall transfer title of the car to the Consultant, and Consultant shall be responsible for any taxes arising as a result of said transfer. Prior to the termination of this Agreement, Consultant shall have the option to purchase the car at a price to be determined by Peoples, which price shall not exceed the car's then blue-book value; and

(b) subject to the satisfaction of all eligibility requirements by Consultant, life insurance coverage in an amount equal to $600,000.00 pursuant to a policy issued by an insurance company of Consultant's choosing; provided however, that such coverage amount shall be adjusted as necessary so that coverage can be provided at a cost to Peoples of no more than $6,500.00 per year. Proceeds of benefit shall be payable to Consultant's designated

beneficiary. Consultant and Peoples agree that they shall each use their best efforts to obtain such insurance coverage as soon as practicable after the Effective Date hereof.

8. **Confidential Information and Non-Compete.** Consultant understands and acknowledges that his obligations relating to confidential information shall continue to apply to and obligate Consultant during and after the term of this Agreement. Consultant agrees that during the term of this Agreement he will not (a) compete with Peoples, directly or indirectly, through employment on a full-time or part-time basis by, or by rendering consulting or advisory services or other assistance to, any other business organization or other entity regarding any matter or in any manner which might be deemed competitive with Peoples in Lake or Porter County, Indiana; or (b) in any manner personally solicit or cause to be solicited in competition with Peoples (including any of its divisions, branches, subsidiaries or affiliates) any persons, companies or other entities who were, are, or will be customers of Peoples (including any of its divisions, branches, subsidiaries or affiliates).

9. **Remedies.** Consultant acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the obligations described in Section 8 will not cause him undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect Peoples and its legitimate and proprietary business interests and property from irreparable harm. Consultant acknowledges and agrees that (a) a breach of any of the obligations described in Section 8 above will result in irreparable harm to the business of Peoples, (b) a remedy at law in the form of monetary damages for any breach by him of any of the obligations described in Section 8 is inadequate, (c) in addition to any other remedy at law or equity for such breach, Peoples shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by Consultant of the obligations hereunder and to enjoin Consultant from engaging in any activity in violation hereof, and (d) the obligations on his part described in Section 8 shall be construed as agreements independent of any other provisions in this Agreement, and the existence of any claim, set off or cause of action by Consultant against Peoples, whether predicated on this Agreement or otherwise, shall not constitute a defense or bar to the specific enforcement by Peoples of said covenants.

10. **Employee Benefits.** Consultant shall not accrue or receive any benefits under any employee benefit plan maintained by Peoples attributable to his services hereunder; provided that nothing in this Agreement shall affect any rights to benefits Consultant (and Consultant's spouse and dependents) might have under any employee benefit plans of Peoples by virtue of his prior service as an employee of Peoples or its subsidiaries.

11. **Entire Understanding.** Other than the Incentive Compensation Agreements, this Agreement constitutes the entire understanding between the parties relating to Consultant's services hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters. Any amendment of this Agreement shall be effective only to the extent that it is in writing, executed by Peoples and Consultant.

12. **Binding Effect.** This Agreement shall be binding upon and inure to the benefit of Consultant's executors, administrators, legal representatives, heirs and legatees, and Peoples and its successors and assigns.

13. **Payment in the Event of Death.** In the event of Consultant's death prior to the expiration of the term of this Agreement, Peoples shall pay to such beneficiary as the Consultant may designate in writing, or to the executor of his estate in the absence of such designation, any earned but unpaid payment pursuant to Section 5 for the year in which the death shall occur and any unpaid reimbursable expenses pursuant to Section 6. Any such payment shall be in full settlement and satisfaction of all claims and demands on behalf of the Consultant under this Agreement.

14. **Waiver.** The waiver by any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

15. **Governing Law.** This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Indiana.

16. **Headings.** The headings of the sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe, the contents of this Agreement.

17. **Notice.** Any notice, request, demand, or instruction required or desired to be given hereunder by either party hereto to the other shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, as follows:

(a) If to Peoples, to Mr. David A. Bochnowski, Chairman and Chief Executive Officer, Peoples Bank, SB, 9204 Columbia Avenue, Munster, Indiana 46321.

(b) If to Consultant, to Mr. Joel Gorelick, 8589 W. 85th, Schererville, Indiana 46375.

Either party hereto may from time to time change its or his above address by written notice to the other party given as provided above.

18. **Superseding Agreement.** Upon execution by the parties hereto, this Agreement shall supersede any and all previous contracts, arrangements, or understandings between Peoples and Consultant as of the Effective Date.

19. **Acknowledgement.** Consultant acknowledges that he has read fully and understands the provisions of this Consulting Agreement, that it constitutes the entire understanding of the parties, and that he freely and voluntarily has entered into this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date above set forth.

CONSULTANT

JOEL GORELICK

PEOPLES BANK SB

By: ______________________

DAVID A. BOCHNOWSKI

Its: Chairman and Chief Executive Officer

Peoples Bank

CORPORATE CENTER
9204 Columbia Avenue • Munster, Indiana 46321
219/836-4400 • fax 219/836-2396
www.ibankpeoples.com

January 16, 2013

Mr. Joel Gorelick
8589 W. 85th
Schererville, IN 46375

Re: 2013 Incentive Compensation

Dear Joel:

Reference is made to the Post-Employment Consulting Agreement, effective as of January 16, 2013 (as amended or modified from time to time, the "Consulting Agreement"), between you and Peoples Bank SB ("Peoples"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Consulting Agreement.

Pursuant to Section 4 of the Consulting Agreement, Peoples has requested that you assist it in achieving its commercial banking growth objectives for 2013. In addition to the compensation described in Section 5 of the Consulting Agreement, Peoples hereby agrees to pay you cash bonus awards for new commercial loan portfolio growth in excess of $5 million that you originate on the terms and conditions set forth herein.

Cash bonus awards will be paid, on a quarterly basis, for originating new commercial loans in excess of the first $5 million in that aggregate that are approved, funded, and remain on Peoples books, regardless of whether such loans are made to new or existing customers of Peoples, in an amount equal to the product of (i) the aggregate approved and funded amount of such new loans, net of any sales or participations and excluding any refinances thereof ("Funded Loans"), made during the applicable quarter multiplied by (ii) the percentage that is applicable after taking into account the amount of Funded Loans made during any previous quarters as follows:

- For the first $2.5 million in Funded Loans in excess of the first $5 million of Funded Loans in the aggregate, 10 basis points or 0.10%;
- For the second $2.5 million in Funded Loans in excess of the first $5 million of Funded Loans in the aggregate, 15 basis points or 0.15%; and
- For Funded Loans in amounts in excess of the first $10 million in Funded Loans in the aggregate, 20 basis points or 0.20%.

Funded Loans will be tracked by Peoples in accordance with its normal practices and procedures. Upon your request, but no more frequently than monthly, Peoples shall provide you with a summary and detail of actual Funded Loans then outstanding. Cash bonus awards will be paid quarterly no later than the second pay date of the second month following the end of the calendar quarter. All services provided and cash bonus awards paid hereunder will be subject to the terms and conditions of the Consulting Agreement except as provided otherwise herein.

This letter agreement shall be effective from the date hereof until December 31, 2013, unless extended by mutual agreement of the parties. Any amendment, modification or extension of this letter agreement shall be effective only to the extent that it is in writing, executed by you and Peoples. Other than the Consulting Agreement, this letter agreement constitutes the entire understanding of the parties relative to your consulting services and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters. This letter agreement shall be governed by the laws of the State of Indiana.

If the provisions of this letter agreement are acceptable to you, please sign this letter in the space below and return one fully executed copy of this letter to the undersigned.

Sincerely,

PEOPLES BANKS SB

By: ______________________
David A. Bochnowski
Its: Chairman and Chief Executive Officer

Acknowledged and agreed to as of the date first above written:

____
Joel Gorelick